Exhibit 99.1

BIOPHARMX CORPORATION ANNOUNCES CLOSING OF $4.3 MILLION PUBLIC OFFERING

MENLO PARK, Calif., April 1, 2016 — BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company focusing on dermatology and women’s health, today announced the closing of its previously announced underwritten public offering of 3,600,000 shares of common stock and warrants to purchase 1,800,000 shares of common stock, with a public offering price of $1.20 per share and related warrant. The warrants have an exercise price of $1.20 per share, are exercisable immediately and expire on April 1, 2021. The transaction included participation from existing investors, including investment vehicles of Franklin Advisers.

The company has granted the underwriters a 45-day option to purchase up to an additional 324,000 shares of common stock and/or warrants to purchase up to an additional 162,000 shares of common stock to cover additional over-allotments, if any. The company also announced today that the underwriters partially exercised the over-allotment option to purchase additional warrants to purchase 152,000 shares of common stock.

The gross proceeds from the offering, including the underwriters’ partial exercise of the over-allotment option, were approximately $4.3 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

BioPharmX intends to use the net proceeds of the offering for general corporate purposes, which may include funding research and development, increasing working capital and acquisitions or investments in businesses, products or technologies that are complementary to its own.

Maxim Group LLC acted as lead book-running manager and CRT Capital Group LLC acted as co-book-running manager for the offering. Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as co-manager for the offering.

The common stock and warrants were offered by means of a prospectus supplement and accompanying prospectus, forming a part of the company’s registration statement, previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC).  A preliminary prospectus supplement and base prospectus relating to the offering have also been filed with the SEC and may be obtained at the SEC’s website at http://www.sec.gov.  Electronic copies of the prospectus supplement and accompanying base prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioPharmX®

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in the health and wellness markets, including dermatology and women’s health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement

Certain statements contained herein, including the company’s expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, filed with the SEC on December 15, 2015, the preliminary prospectus supplement related to the proposed public offering and subsequent filings with the SEC.  Any of these risks and uncertainties could materially and adversely affect the company’s results of operations, which would, in turn, have a significant and adverse impact on the company’s stock price. The company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

For Further Information

Nina Brauer, Senior Manager, Marketing & Communications

nbrauer@biopharmx.com

(650) 889-5030

Investor Relations

Amato and Partners, LLC

admin@amatoandpartners.com